Exhibit 99.1

CytoSorbents Reports First Quarter 2020 Financial and Operational Results

First Quarter 2020 Total Revenue grew 68% to $8.7M and Product Sales grew 78% to $8.2M over Q1 2019

MONMOUTH JUNCTION, N.J., May 5, 2020 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, reports record financial and operational results for the quarter ending March 31, 2020.

First Quarter 2020 Financial Results:

•	Total revenue for Q1 2020 was $8.7 million, including both product sales and grant income, compared to $5.2 million in Q1 2019, a 68% increase of approximately $3.5 million
•	Product sales for Q1 2020 were $8.2 million, a 78% increase from $4.6 million for Q1 2019, and 24% sequentially over Q4 2019. On a constant exchange rate basis, Q1 2020 sales would have been $8.4 million
•	Sales growth was fueled by underlying strength in our core critical care and cardiac surgery markets, as well as demand for CytoSorb® in connection with treatment of COVID-19 patients
•	The Company entered April with its first ever sales order backlog of approximately $2.7 million, which orders are expected to be filled in Q2 2020
•	Product gross margins for Q1 2020 were 76% compared to 74% for Q1 2019 but lower from Q4 2019 due to increased costs required to rapidly scale-up CytoSorb production
•	Strong cash position of $26.4 million at March 31, 2020

First Quarter 2020 Operational Highlights:

•	More than 88,000 cumulative CytoSorb treatments delivered, up from 61,000 a year ago

•	CytoSorb was approved in the E.U. to remove ticagrelor, a blockbuster anti-platelet drug, during cardiopulmonary bypass in cardiothoracic surgery, with the goal of reducing the risk of costly and potentially fatal perioperative bleeding
•	CytoSorbents entered into an agreement with China Medical System Holdings Limited to bring CytoSorb to mainland China, enabling the treatment of multiple COVID-19 patients at multiple hospitals in the Wuhan, China region
•	The first 70, of now more than 750 COVID-19 patients worldwide, were treated in China, Italy, and Germany with CytoSorb specifically added to the COVID-19 treatment guidelines in Italy and Panama, with blood purification to treat cytokine storm in the China COVID-19 treatment guidelines as well
•	The first and second published case reports using CytoSorb to help treat Grade 4 Cytokine Release syndrome in CAR T-cell immunotherapy
•	Marketing approval of CytoSorb in Mexico with partner, Fresenius Medical Care
•	Completion of the Germany government funded 250 patient randomized controlled REMOVE endocarditis trial that is expected to read out in mid-2020

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents stated, “Before COVID-19 became a pandemic, Q1 2020, our strongest quarter to date, was already looking robust, buoyed by momentum from the prior record quarter, and energized by our recently expanded commercialization team driving sales across our everyday core markets of cardiac surgery and critical care.”

Dr. Chan continued, “We began the quarter with some great news: CE Mark approval for CytoSorb to remove ticagrelor during on-pump cardiothoracic surgery. This allowed us to begin aggressively marketing the use of CytoSorb for this application on-label in all of the countries we serve, with the goal of reducing costly and potentially life-threatening perioperative bleeding caused by this “blood thinner” in patients who require urgent or emergent cardiac surgery. Because of its ease of use, its efficacy in removing ticagrelor, and an established record of safety in low to high risk cardiac surgery patients, we believe CytoSorb has the potential to become the standard of care for this application in the E.U., with the potential to significantly expand our current product revenue over time, and help drive us to profitability. Ticagrelor has the potential to displace its rivals as the preferred anti-platelet therapy in acute coronary syndrome in-part because our therapy makes it the only reversible P2Y12 platelet inhibitor - thereby vastly improving its safety profile over the others in this patient population, we believe the market could be even greater. We followed through with a hat trick of sorts. In April, we received U.S. FDA Breakthrough Designation for the use of CytoSorb to reduce ticagrelor during cardiopulmonary bypass in urgent or emergent cardiac surgery. This was an acknowledgement of the major unmet medical need that we could potentially serve, while enabling the FDA to work with us to speed the development, assessment, and regulatory review of CytoSorb for this application. Then just recently, we announced the hiring of our new Chief Medical Officer, Dr. Ethymios “Makis” Deliargyris, MD, an experienced cardiologist and interventional cardiologist, and an industry veteran whose prior experience includes The Medicines Company. Makis is a subject matter expert in the clinical development, usage, and complications of anti-coagulants and anti-thrombotics such as ticagrelor, cangrelor, bivalirudin, and aspirin, while being well-versed in the treatment and management of critical illnesses, particularly shock – one of the hallmark effects of CytoSorb in critically-ill patients. These developments give us much greater visibility on a potential U.S. regulatory path for approval that could be game-changing for the company.”

“Meanwhile, as China instituted unprecedented measures to try to control the spread of coronavirus, we could see the looming threat of COVID-19 coming. Early reports of cytokine storm contributing to severity of illness and death in patients afflicted with SARS-CoV-2 infection were not a surprise. CytoSorbents, with our flagship product CytoSorb - one of the leading therapies in Europe approved specifically to treat cytokine storm- has been one of the most vocal advocates for years proselytizing the harms of cytokine storm and the fact that an out-of-control immune response and organ failure is what really kills patients in a wide variety of life-threatening conditions seen in the intensive care unit on a daily basis, such as sepsis, trauma, acute respiratory distress syndrome (ARDS), shock, liver failure, and many others. That it took a literal pandemic to finally drive the term “cytokine storm” into the common vernacular of journalists, government officials, investors, the lay public, and even many healthcare experts, underscores how prescient we have been and how timely CytoSorb has become.”

Dr. Chan continued, “That said, our positioning of CytoSorb as one of the leading therapies to treat cytokine storm has led to a host of new opportunities and now more than an estimated 750 COVID-19 patients treated worldwide. The China Medical System Holdings Ltd partnership and the listing of CytoSorb in the Italy and Panama COVID-19 treatment guidelines, were just several examples. In Germany, where the most COVID-19 patients have now been treated with CytoSorb, there is a groundswell of clinical study activity, including randomized controlled trials, that will hopefully translate into published patient-level data that can be leveraged worldwide. And most recently, in mid-April, CytoSorb was the first extracorporeal blood purification technology, that is compatible with the main blood pump machines used to treat critically-ill patients around the world (e.g. CRRT, hemodialysis, and ECMO), to receive FDA Emergency Use Authorization for use in critically-ill adult COVID-19 patients with imminent or confirmed respiratory failure. For the first time, we are able to make CytoSorb commercially available to all U.S. hospitals, physicians, and patients, now with nearly 200 inquiries, 30 active hospital accounts, with CytoSorb either shipped or in use at half of these, and multiple reorders. In the U.S., in a very short period of time, there have been approximately 25 patients treated, quite a number who have been weaned off of extracorporeal membrane oxygenation (ECMO) or mechanical ventilation.”

“We were fortunate to have begun planning and ramping production early in the quarter to meet this projected need. We strengthened our balance sheet significantly, preparing for uncertain times, and making sure we had the financial resources to withstand the coming storm and aggressively fund production expansion. And like other businesses, we took steps to protect our workforce while ramping production 24 hours a day, 7 days a week. Although we are nearing full capacity now, we have the flexibility to rapidly scale production up or down as the global need requires based on whether projected second and third waves of COVID-19 infection materialize. We ended the quarter with orders linked to the rapidly spreading COVID-19 pandemic in many of the countries we serve, and the existing physician user base that has used CytoSorb successfully in their critically-ill and cardiac surgery patients for years. This demand was on top of the already strong results from our existing business, resulting in an exceptional quarter with our first backlog ever.”

“As one of a select group of companies thriving in these uncertain times, we believe the growth story at CytoSorbents remains remarkably bright, with so many different potential catalysts and shots on goal for our company. To be clear, we are not a COVID-19 company. What the pandemic has done, however, is put a spotlight on our company, our CytoSorb technology, and our core message of treating cytokine storm. This message transcends coronavirus infection and is the same message in sepsis that kills 1 in 5 people worldwide every year; in seasonal influenza that according to the World Health Organization, kills more people worldwide each year than COVID-19 has to date; in millions of hospitalized patients with acute exacerbations of chronic liver disease, that afflicts 1 in 11 people worldwide; in infective endocarditis cases that plague cardiac surgery programs throughout the U.S. some of which are often doing one of these surgeries a day with a patient cost that can exceed $150,000 and a high risk of death due to an explosion of heart valve infections caused by the opiate crisis and use of dirty needles with IV heroin use; and many, many others. Because of COVID-19, we have re-introduced CytoSorb to the world, and are working to generate clinical data that will support its use in the same complications of COVID-19 infection such as shock and acute respiratory failure that are seen in other critically-ill non-COVID-19 patients, that may keep COVID-19 as a potential long-term catalyst for our business.”

Dr. Chan concluded, “I cannot begin to express my pride and gratitude to the outstanding men and women of this company, who in the depths of the COVID-19 crisis, came together, pitching in wherever needed, even when doing so put themselves and their families at risk, to ensure that we maintained the production, delivery, and access of CytoSorb to help patients around the world. And finally, to all of the healthcare workers globally, who worked tirelessly on the front lines during the COVID-19 pandemic, putting themselves directly into harm’s way to save lives, with many making the ultimate sacrifice - the thankfulness, thoughts and prayers of a grateful world community.”

“Please join us on our earnings conference call today, details for which are below.”

Conference Call Details:

Date: Tuesday, May 5, 2020

Time: 4:45 PM Eastern Time

Participant Dial-In:   877-451-6152

Conference ID: 13701769

Live Presentation Webcast: http://public.viavid.com/index.php?id=139054

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=139054

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://cytosorbents.com/investor-relations/financial-results/.

Results of Operations

Comparison for the three months ended March 31, 2020 and 2019:

Revenues:

Revenue from product sales was approximately $8,156,000 for the three months ended March 31, 2020, as compared to approximately $4,577,000 for the three months ended March 31, 2019, an increase of approximately $3,579,000, or 78%. This increase was driven by an increase in direct sales of approximately $2,428,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $1,151,000. Though difficult to quantitate, we estimate that approximately $1.5 million to $1.7 million of product sales in the first quarter of 2020 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, sales were negatively impacted by approximately $237,000 as a result of the decrease in the average exchange rate of the Euro to the U.S. dollar. For the three months ended March 31, 2020, the average exchange rate of the Euro to the U.S. dollar was $1.10 as compared to an average exchange rate of $1.13 for the three months ended March 31, 2019.

Grant income was approximately $551,000 for the three months ended March 31, 2020 as compared to approximately $615,000 for the three months ended March 31, 2019, a decrease of approximately $64,000 or 10%. This decrease was a result of the timing of certain grant revenue.

Total revenues were approximately $8,707,000 for the three months ended March 31, 2020, as compared to total revenues of approximately $5,192,000 for the three months ended March 31, 2019, an increase of approximately $3,515,000, or 68%.

Cost of Revenues:

For the three months ended March 31, 2020 and 2019, cost of revenue was approximately $2,385,000 and $1,739,000, respectively, an increase of approximately $646,000. Product cost of revenues increased approximately $783,000 during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 due to increased sales. Product gross margins were approximately 76% for the three months ended March 31, 2020 and approximately 74% for the three months ended March 31, 2019, as a result of production efficiencies achieved.

Research and Development Expenses:

For the three months ended March 31, 2020, research and development expenses were approximately $1,965,000 as compared to research and development expenses of approximately $2,419,000 for the three months ended March 31, 2019. The decrease of approximately $454,000 was due to a decrease in clinical trial and related costs of approximately $974,000, which is due primarily to the pause in our REFRESH 2-AKI study. This decrease was offset by an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $137,000, which had the effect of increasing the amount of our non-reimbursable research and development costs, an increase in new product development costs of approximately $104,000, an increase in non-clinical research and development salary related costs of approximately $71,000 and an increase in non-grant related research and development costs of approximately $208,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $519,000 for the three months ended March 31, 2020, as compared to approximately $562,000 for the three months ended March 31, 2019. The decrease of approximately $43,000 was due to a decrease in legal fees of approximately $97,000 and a decrease in consulting fees of approximately $9,000. These decreases were offset by an increase in accounting fees of approximately $32,000 and an increase in employment agency fees of approximately $31,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $6,317,000 for the three months ended March 31, 2020, as compared to approximately $4,758,000 for the three months ending March 31, 2019, an increase of $1,559,000. This increase is related to an increase in salaries, commissions and related costs of approximately $501,000, additional sales and marketing costs, which include advertising and conference attendance of approximately $47,000, an increase in royalty expenses of approximately $289,000 due to the increase in product sales, and an increase in non-cash restricted stock expense of approximately $216,000 related to restricted stock units granted to the Company’s executive officers, an increase in non-cash stock compensation expense of approximately $502,000 and an increase in office supplies and other general and administrative costs of approximately $165,000. These increases were offset by a decrease in travel and entertainment expenses of approximately $161,000.

Interest Expense, net:

For the three months ended March 31, 2020, interest expense was approximately $306,000, as compared to interest expense of approximately $205,000 for the three months ended March 31, 2019. This increase in interest expense of approximately $101,000 was primarily a result of the additional interest incurred related to the draw down of the $5,000,000 Term B Loan with Bridge Bank on July 31, 2019.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended March 31, 2020, the non-cash loss on foreign currency transactions was approximately $(668,000) as compared to a loss of approximately $(393,000) for the three months ended March 31, 2019. The 2020 loss was directly related to the decrease in the exchange rate of the Euro to the U.S. dollar at March 31, 2020 as compared to December 31, 2019. The exchange rate of the Euro to the U.S. dollar was $1.10 per Euro at March 31, 2020, as compared to $1.12 per Euro at December 31, 2019. The 2019 loss was directly related to the decrease in the exchange rate of the Euro to the U.S. dollar at March 31, 2019 as compared to December 31, 2018. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at March 31, 2019, as compared to $1.15 per Euro at December 31, 2018.

History of Operating Losses:

We have experienced substantial operating losses since inception. As of March 31, 2020, we had an accumulated deficit of approximately $192,242,000, which included losses of approximately $3,453,000 and $4,884,000 for the three month periods ended March 31, 2020 and 2019, respectively. Historically, losses have resulted principally from costs incurred in the research and development of our polymer technology, clinical studies, and general and administrative expenses.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At March 31, 2020, we had current assets of approximately $37,529,000 including cash on hand of approximately $26,389,000 and current liabilities of approximately $11,464,000. On April 14, 2020, the Company received approximately $1,093,000 in proceeds from the sale of its New Jersey Net Operating Loss carry forwards under the Technology Business Tax Certificate Transfer Program. In addition, in early April 2020, the Company received approximately $1,917,000 in proceeds related to the sale of shares pursuant to the Open Market Sale Agreement with Jefferies LLC and B. Riley FBR, Inc. On July 31, 2019, the Company executed an Amendment to its Loan Agreement with Bridge Bank and, simultaneous with this Amendment, received $5 million in proceeds from an additional term loan. In addition, the Amendment extends the interest-only period of the loan through October 2020.

We believe that we have sufficient cash to fund our operations into 2021. We will need to raise additional capital to support our ongoing operations in the future. In addition, we will need to raise additional funds to support clinical trials in the U.S. and in Europe.

COVID-19 Impact on Financial Results

First quarter 2020 product revenues were positively impacted by underlying strength in our critical care and cardiac surgery business, and the use of CytoSorb to treat critically-ill COVID-19 patients in the ICU. Though difficult to quantitate, we estimate that approximately $1.5 million to $1.7 million of our first quarter 2020 revenues were related to COVID-19. Given the order patterns we are currently experiencing, we expect that the COVID-19 pandemic will continue to have a positive impact on product revenues in the second quarter of 2020. Primarily due to the demand for the CytoSorb device to treat COVID-19 patients, we had a sales backlog of approximately $2,700,000 as of March 31, 2020.

In addition, due to the EUA granted by the FDA on April 11, 2020, we began shipping CytoSorb to hospitals in the United States. We are continuing to actively receive inquiries and orders for CytoSorb. However, at this time, we cannot predict the overall impact this will have on our 2020 product sales.

As the impact of the COVID-19 pandemic eases, we may experience a decrease in revenue in the second half of 2020 as compared to the first half of 2020 as the impact of this catalyst for revenue growth is reduced.

Grant revenues have been negatively impacted by the COVID-19 pandemic. Our research and development employees have either been deployed to work-from-home status or reassigned to assist production activities to increase production of CytoSorb. This may reduce grant revenue until such time as the pandemic is over, however this is not expected to have a material impact on our financial results because of the low gross margins associated with grant activities.

There has been a worldwide slowdown in clinical trial activities as medical providers focus on COVID-19 patients and this has resulted in the temporary pause in enrollment of our TISORB study in the United Kingdom and other clinical trials in Europe. Together with the previously disclosed pause in enrollment of our REFRESH 2-AKI trial, this has resulted in an approximately $1 million reduction in our quarterly clinical trial expenses which has a corresponding reduction in our reported operating loss and quarterly cash burn. These clinical trial activities are expected to resume to normal levels once the pandemic is over.

There has been an approximately $400,000 decrease in our first quarter 2020 selling, general, and administrative expenses due to the restrictions on travel and the cancelling of medical and investor conferences during the pandemic. This is also a temporary situation.

There has been no adverse impact on our ability to access capital. We have the ability to access capital through our ATM facility and through the equity markets, if needed. There has also been no adverse impact on our ability to comply with the covenants associated with our debt facility with Bridge Bank. We do not expect that this will change materially in the near future.

2020 Second Quarter Revenue Guidance

CytoSorbents has not historically given specific financial guidance on quarterly results until the quarter has been completed. However, should current underlying order patterns continue, with strength in our core business and global demand for CytoSorb to treat COVID-19 patients, as well as our ability to continue to scale up and produce CytoSorb, we expect our second quarter 2020 product sales will exceed product sales reported in the first quarter of 2020. We believe the COVID-19 pandemic has increased awareness and usage of CytoSorb as a treatment of cytokine storm in many countries worldwide. We cannot predict what the lasting impact of this exposure will have on our long term business, if any, and sales of CytoSorb may return to historical levels when the pandemic is over.

For additional information, please see the Company’s Form 10-Q for the period ended March 31, 2020 filed on May 5, 2020 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 58 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® has been used in more than 88,000 human treatments to date. CytoSorb has received FDA Emergency Use Authorization in the United States for use in critically-ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $30 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), the U.S. Army, U.S. Special Operations Command (USSOCOM), the U.S. Air Force, Air Force Material Command (USAF/AFMC) and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release, including statements about our expected revenues and the impact of the COVID-19 pandemic on the Company, its operations and use of CytoSorb internationally, represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	For the Three Months Ended
	3/31/20	3/31/19
Revenue:
CytoSorb sales	$8,156	$4,510
Other sales	---	67
Total product sales	8,156	4,577
Grant income	551	615
Total revenue	8,707	5,192
Cost of revenue	2,385	1,739
Gross profit	6,322	3,453

Expenses:
Research and development	1,965	2,419
Legal, financial and other consulting	519	561
Selling, general and administrative	6,317	4,758
Total operating expenses	8,801	7,738

Loss from operations	(2,479)	(4,285)
Other expense:
Interest expense, net	(306)	(205)
Loss on foreign currency transactions	(668)	(394)
Total other expense, net	(974)	(599)
Loss before benefit from income taxes	(3,453)	(4,884)
Benefit from income taxes	---	---
Net loss	(3,453)	(4,884)

Earnings per share:
Basic and diluted loss per share	$(0.10)	$(0.15)
Weighted average share outstanding	33,981,262	31,931,215

Net Loss	$(3,453)	$(4,884)
Other comprehensive income:
Currency translation adjustment	610	306
Comprehensive loss	$(2,843)	$(4,578)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2020	December 31, 2019
ASSETS:
Current Assets:
Cash and cash equivalents	$26,389	$12,233
Grants and accounts receivable, net	5,395	4,467
Inventories	1,967	2,114
Prepaid expenses and other current assets	3,778	2,088
Total current assets	37,529	20,902

Property and equipment, net	1,994	1,925
Right of use asset	970	1,071
Other assets	3,733	3,485
TOTAL ASSETS	$44,226	$27,383

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,770	$2,039
Current maturities of long–term debt	4,167	1,667
Lease liability - current portion	443	428
Accrued expenses and other current liabilities	5,084	5,802
Total current liabilities	11,464	9,936
Long-term debt, net of current maturities and debt issuance costs	10,921	13,386
Lease liability, net of current portion	527	643
TOTAL LIABILITIES	22,912	23,965

Total stockholders’ equity	21,314	3,418

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,226	$27,383

Please Click to Follow Us on Facebook and Twitter

Cytosorbents Contact: Amy Vogel Investor Relations (732) 398-5394 avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

U.S. Public Relations Contact: Eric Kim Rubenstein Public Relations 212-805-3052 ekim@rubensteinpr.com